EXHIBIT 5

December 21, 2005

Dominion Resources, Inc.
P. O. Box 26532
Richmond, Virginia 23261

Ladies and Gentlemen:

With respect to the Registration Statement on Form S-8 of Dominion Resources, Inc. (the “Company”) in connection with the registration of 70,000 shares of common stock, without par value (the “Common Stock”), reserved for issuance pursuant to the Dominion Energy New England Union Savings Plan (the “Plan”):

I am of the opinion that the Common Stock when issued in accordance with the terms and provisions of the Plan will be duly authorized, legally issued, fully paid and nonassessable. This opinion is limited to the laws of the Commonwealth of Virginia, and I disclaim any opinion as to the laws of any other jurisdiction. I further disclaim any opinion as to any statute, rule, regulation, ordinance, order or other promulgation of any other jurisdiction or any regional or local governmental body or as to any related judicial or administrative opinion. I express no opinion as to the applicable choice of law provisions contained in the Plan. This opinion is rendered to you in connection with the issuance of the Common Stock and is solely for your benefit. This opinion may not be relied upon by any other person, firm, corporation or other entity for any purpose, without prior written consent. I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement.

Very truly yours,
By: /s/ James F. Stutts
James F. Stutts, Esquire Vice President and General Counsel Dominion Resources, Inc.